Exhibit 99.1

[MATRIX SERVICE LOGO]

FOR IMMEDIATE RELEASE

MATRIX SERVICE SUCCESSFUL IN BEING DE-LISTED FROM

BERLIN-BREMEN STOCK EXCHANGE

TULSA, Okla., July 30 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today said its common stock has been de-listed from the Berlin-Bremen stock exchange at the company’s request.

Matrix Service reported on July 26 that it initiated action to be de-listed from the Berlin-Bremen exchange after learning that its shares had been listed for trading on the exchange without the company’s prior knowledge or consent.

Brad Vetal, Matrix Service president and chief executive officer, said, “We are gratified with the rapid response to our action to be de-listed from the German exchange. While it’s not clear that any price manipulation in the U.S. markets occurred as a result of the unauthorized listing of our common stock on the Berlin-Bremen exchange, we believe that prompt de-listing is in the best interest of our shareholders.”

Matrix Service was one of several U.S. companies to report the unauthorized listing of its common shares on the Berlin-Bremen exchange in recent weeks. The companies were seeking to be de-listed because they were concerned the price of their common stock in the U.S. markets could be subject to manipulation by trading practices permitted on the Berlin-Bremen stock exchange what would not be permitted in the U.S. markets.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Utah, South Carolina, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information: Les Austin Vice President Finance and CFO Matrix Service Company 918/838-8822 laustin@matrixservice.com	Investors: Trúc N. Nguyen VP, Investor Relations Stern & Co. 212/888-0044 tnguyen@sternco.com

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